Exhibit 99.1

News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES REQUEST FOR NASDAQ
HEARING ON STAFF DETERMINATION
     ADDISON, Texas (April 10, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced that on April 4, 2006 we received a Staff Determination letter from The Nasdaq Stock Market indicating that we were not in compliance with Marketplace Rule 4310(c)(14) because we did not file our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 on or before March 31, 2006. The notice stated that due to such noncompliance, our common stock would be delisted at the opening of business on April 13, 2006 unless we requested a hearing in accordance with the Nasdaq Marketplace Rules. On April 7, 2006, we requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. Our hearing request has stayed the delisting of our common stock pending the panel’s decision following our hearing. We expect that the panel will grant us the hearing within 30 days of our request.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 13 states, including Texas, Illinois, California and Florida.
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